AnaptysBio Expands Executive Leadership Team

Appoints Dennis Mulroy as Chief Financial Officer and Eric Loumeau as Chief Operating Officer

SAN DIEGO, July 15, 2020 - AnaptysBio, Inc. (Nasdaq: ANAB), a clinical-stage biotechnology company developing first-in-class antibody product candidates focused on emerging immune control mechanisms applicable to inflammation and immuno-oncology indications, today announced the appointment of Dennis Mulroy as Chief Financial Officer and Eric Loumeau as Chief Operating Officer.

“Dennis and Eric are outstanding business and finance leadership additions to our executive team,” said Hamza Suria, president and chief executive officer of AnaptysBio. “The experience these seasoned professionals bring to AnaptysBio will be extremely valuable as we continue to advance our capital-efficient business model focused upon the discovery and development of novel therapeutic antibodies.”

Mr. Mulroy joins AnaptysBio as Chief Financial Officer and will lead the company’s finance, accounting, reporting and investor relations functions. Prior to AnaptysBio, he has served as Chief Financial Officer of La Jolla Pharmaceutical Company, Taxus Cardium Pharmaceuticals Group, Molecular Imaging and SeraCare Life Sciences. Mr. Mulroy began his career as a Certified Public Accountant with Ernst & Young LLP after receiving his B.B.A. degree in accounting from the University of San Diego.

In his new role as Chief Operating Officer, Mr. Loumeau will lead business strategy, operations and legal affairs at AnaptysBio. He joined AnaptysBio in August 2018 as General Counsel and has also served as Interim Chief Financial Officer since August 2019. Prior to AnaptysBio, Mr. Loumeau has served as General Counsel and Chief Compliance Officer at Otonomy, Chief Financial Officer of Rempex Pharmaceutics and General Counsel at Hollis-Eden Pharmaceuticals. Mr. Loumeau has also practiced securities and corporate law at multiple national law firms. Mr. Loumeau received his J.D. from Boalt Hall School of Law at the University of California, Berkeley, and his B.S. in Finance from Brigham Young University.

About AnaptysBio
AnaptysBio is a clinical-stage biotechnology company developing first-in-class antibody product candidates focused on emerging immune control mechanisms applicable to inflammation and immuno-oncology indications. The Company’s proprietary anti-inflammatory pipeline includes its anti-IL-33 antibody etokimab, previously referred to as ANB020, for the treatment of chronic rhinosinusitis with nasal polyps, or CRSwNP, and eosinophilic asthma; its anti-IL-36R antibody imsidolimab, previously referred to as ANB019, for the treatment of rare inflammatory diseases, including generalized pustular psoriasis, or GPP, and palmoplantar pustulosis, or PPP; its anti-PD-1 agonist program, ANB030, for treatment of certain autoimmune diseases where immune checkpoint receptors are insufficiently activated, and its BTLA modulator program, ANB032, which is broadly applicable to human inflammatory diseases associated with lymphoid and myeloid immune cell dysregulation. AnaptysBio’s antibody pipeline has been developed using its proprietary somatic hypermutation, or SHM platform, which uses in vitro SHM for antibody discovery and is designed to replicate key features of the human immune system to overcome the limitations of competing antibody discovery technologies. AnaptysBio has also developed multiple therapeutic antibodies in an immuno-oncology partnership with GlaxoSmithKline, including an anti-PD-1 antagonist antibody (dostarlimab, TSR-042), an anti-TIM-3 antagonist antibody (cobolimab, TSR-022) and an anti-LAG-3 antagonist antibody (encelimab, TSR-033), and an inflammation partnership with Bristol-Myers Squibb, including an anti-PD-1 checkpoint agonist antibody (CC-90006) currently in clinical development.

Contact:
Dennis Mulroy
AnaptysBio, Inc.
858.732.0201
dmulroy@anaptysbio.com